Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of MediaOn Group Inc.

We hereby consent to the inclusion in this Registration Statement (Registration No. 333-291907) of MediaOn Group Inc. (the “Company”) on Amendment No. 2 to Form F-1 of our report dated May 12, 2026 with respect to our audit of the Company’s consolidated financial statements as of and for the years ended September 30, 2025 and 2024. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such prospectus.

/s/ TAAD LLP

Diamond Bar, California

May 12, 2026